UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  January 30, 2008

PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	47-0892061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Shoreline Drive, Suite 610
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The Company, on February 4, 2008, entered into a convertible note purchase agreement (“Note Purchase Agreement”) with K One W One (“K1W1”) providing for the purchase by K1W1 of convertible notes (“Notes”) up to of an aggregate principal amount of $3,000,000.  Under the Note Purchase Agreement, upon the closing, on February 4, 2008, K1W1 purchased an initial note of $1,000,000 ($100,000 of which was previously funded to the Company on January 30, 2008).  Upon the Company’s achievement of certain milestones, K1W1 will be required to purchase an additional Note in the principal amount of $2,000,000.  If such milestones are not achieved, K1W1 may elect to purchase additional Notes for up to $2,000,000.   The Notes will be secured by the assets of the Company pursuant to a security agreement.

The Notes will be convertible at a discount of five percent (5%) into investment instruments issued by the Company pursuant to and upon a qualified financing.  If such qualified financing does not occur, upon maturity one year from the date of issuance the Notes may, at K1W1’s option, convert into common stock of the Company at a five percent (5%) discount from a formula-derived market price.  The Notes will accrue interest at the annual rate of 8%, commencing October 4, 2008.  In addition, pursuant to the Note Purchase Agreement, K1W1 will receive in the form of a warrant the right to participate in qualified financing, for a period of three years, in an amount equal to ten percent (10%) of the aggregate principal under the Notes, and at a discount of five percent (5%) of the purchase price of the investment instruments issued in such qualified financing.

Item 8.01  Other Events

In addition, the Company is implementing a cost reduction plan focused on the reduction of its operating expense.  The cost reductions will result primarily from a workforce reduction across the organization, affecting personnel in both its California and New Zealand offices, and reductions in non-essential expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC.: ( Registrant )

Date: February 5, 2008	By:	/s/ Jonathan J. McCaman
Jonathan J. McCaman President